Exhibit 10.10

Execution Copy

Dated 21 February 2005

SHURGARD SELF STORAGE INC.

and

CRESCENT EURO SELF STORAGE INVESTMENTS S.à r.l.

PUT AND CALL OPTION AGREEMENT

with respect to

Additional Mezzanine Bonds

issued by First Shurgard Finance S.à r.l.

Rue Brederode 13

B - 1000 Brussels

Telephone (32-2) 501 94 11

Facsimile (32-2) 501 94 94

PUT AND CALL OPTION AGREEMENT

BETWEEN:	(1)

Shurgard Storage Centers Inc., a company organized and existing under the laws of Washington, having its registered office at Valley Street 1155, Suite 400, 98109 Seattle WA, USA,

represented for the purposes of this Put and Call Option Agreement by Kris Van Mieghem, Attorney-in-fact,

hereinafter referred to as “Shurgard”;

AND:	(2)

Crescent Euro Self Storage Investments S.à r.l., a company organised and existing under the laws of Luxembourg, having its registered office at 1, rue des Glacis, L-1628 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B-93.753 represented for the purposes of this Put and Call Option Agreement by Asim Zafar, Muhannad M. Abulhasan and/or Henry Thompson,

hereinafter referred to as “Crescent”;

WHEREAS

(A)	Shurgard Self Storage SCA and Crescent have entered into a Joint Venture Agreement with respect to First Shurgard SPRL on 20 December 2002, as amended from time to time (the “JV Agreement”).

(B)	First Shurgard Finance S.à r.l., has been established as a Luxembourg subsidiary of First Shurgard SPRL.

(C)	As required by the Senior Credit Agreement granted by Société Générale to First Shurgard Finance S.à r.l., Shurgard has entered into a subscription agreement with First Shurgard Finance S.à r.l. on 21 February 2005 (the “Additional Mezzanine Bond Subscription Agreement”) in which Shurgard undertakes to subscribe - at the request of First Shurgard Finance S.à r.l. - to bonds issued by First Shurgard Finance S.à r.l. in an amount of up to USD 5,970,000 in certain circumstances as set out in the Additional Mezzanine Bond Subscription Agreement.

(D)	Crescent agrees to take on 80% of Shurgard’s subscription commitment under the Additional Mezzanine Bond Subscription Agreement.

(E)	Since Crescent is not a party to the Additional Mezzanine Bond Subscription Agreement, the Parties decided to enter into this Put and Call Option Agreement to achieve the 80% / 20% split, as referred to in recital (D).

NOW, THEREFORE, the Parties have agreed as follows:

1	Definitions - Interpretations

1.1	For the purposes of this Put and Call Option Agreement, the following terms shall have the meanings specified or referred to in this Clause 1.1:

“Additional Mezzanine Bonds” means the unsecured bonds in the aggregate principal amount of up to USD 5,970,000, in registered form, to be issued by the Issuer and to be subscribed by Shurgard pursuant to the Additional Mezzanine Bond Subscription Agreement (and the Terms and Conditions attached thereto) and represented by 5,970 bonds and any and each bond individually.

“Additional Mezzanine Bond Subscription Agreement” means the subscription agreement entered into between Société Générale, First Shurgard Finance S.à r.l. and Shurgard on 21 February 2005, as amended from time to time, a copy of which is attached hereto as Annex 1.

“Exercise Notification” has the meaning set out in Clause 2.4.

“Exercise Price” has the meaning set out in Clause 2.3.

“Fair Market Value” has the meaning set out in the JV Agreement.

“Issue Price” means USD 1,000 per Bond, which Shurgard must pay at subscription of the Additional Mezzanine Bonds, being 100% of their Face Value.

“Issuer” means First Shurgard Finance S.à r.l., a company organised and existing as a société à responsabilité limitée under the laws of the Grand-Duchy of Luxembourg, having its registered office at 1, rue des Glacis, L-1628 Luxembourg, registered with the Luxembourg register of commerce and companies under the number B-93014.

“JV Agreement” means the joint venture agreement with respect to First Shurgard SPRL entered into between Shurgard and Crescent on 20 December 2002, as amended from time to time.

“Parties” means the parties mentioned above as well as any other person who may in the future become a party to this Put and Call Option Agreement.

“Put Option” has the meaning set out in Clause 2.1.

“Relevant Bonds” has the meaning set out in Clause 2.3.

“Senior Credit Agreement” means the senior credit agreement entered into by amongst others the Issuer and the Facility Agent, dated 26 May 2003, as amended from time to time.

“Shares” means all or part of the registered shares representing the registered capital of First Shurgard SPRL, having its registered office at Quai du Commerce 48, 1000 Brussels and registered with the commercial register of Brussels under number 665.404, including voting and non-voting shares.

1.2	Subject to Clause 1.1. of this Put and Call Option Agreement and unless otherwise defined herein, the defined terms (i.e., the terms with a capital letter as first letter) used in this Put and Call Option Agreement shall have the same meaning as defined in the Additional Mezzanine Bond Subscription Agreement.

1.3	Interpretation

1.3.1	The titles and headings included in this Put and Call Option Agreement are for convenience only and do not express in any way the intended understanding of the Parties. They shall not be taken into account in the interpretation of the provisions of this Put and Call Option Agreement.

1.3.2	The Annexes to this Put and Call Option Agreement form an integral part thereof and any reference to this Put and Call Option Agreement includes the Annexes and vice versa.

1.3.3	The words “herein”, “hereof”, “hereunder”, hereby”, “hereto”, “herewith” and words of similar import shall refer to this Put and Call Option Agreement as a whole and not to any particular clause, paragraph or other subdivision.

1.3.4	The words “include”, “includes”, including” and all forms and derivations thereof shall mean including but not limited to.

1.3.5	All terms defined in this Put and Call Option Agreement shall have the same meaning regardless of whether they are used in the singular or plural number.

1.3.6	Unless otherwise provided herein, all references to a fixed time of a day shall mean Brussels time.

2	Put Option – Call Option - Exercise Price

2.1	Crescent irrevocably grants Shurgard the right to sell, at the Exercise Price, to Crescent up to 80% of the Additional Mezzanine Bonds subscribed and fully paid up by Shurgard at any time pursuant to the Additional Mezzanine Bond Subscription Agreement (the “Put Option”).

2.2	Shurgard irrevocably grants Crescent the right to purchase, at the Exercise Price, from Shurgard up to 80% of the Additional Mezzanine Bonds subscribed and fully paid up by Shurgard at any time pursuant to the Additional Mezzanine Bond Subscription Agreement (the “Call Option”).

2.3	The price for the Additional Mezzanine Bonds sold by Shurgard to Crescent pursuant to Clause 2.1 or 2.2 (the “Relevant Bonds”) shall be equal to the aggregate Issue Price of the Relevant Bonds, increased by the accrued Interest on the Relevant Bonds up to the date of the Exercise Notification (the “Exercise Price”). If the principal amount of a Relevant Bond and/or the accrued interest on such Relevant Bond has already been repaid to Shurgard prior to the date of transfer of the Relevant Bonds in accordance with Clause 3.2, the Exercise Price shall be reduced accordingly.

2.4	The Put Option can be exercised by Shurgard, fully or partially, at any time during the term of this Put and Call Option Agreement.

The Call Option can be exercised by Crescent, fully or partially, at any time during the term of this Put and Call Option Agreement.

If Shurgard or Crescent wishes to exercise the Put Option, respectively the Call Option, the exercising Party shall notify the other Party thereof in writing in accordance with Clause 6.4 (the “Exercise Notification”).

2.5	Each Exercise Notification must contain the following information:

2.5.1	the number of Additional Mezzanine Bonds subscribed by Shurgard pursuant to the Additional Mezzanine Bond Subscription Agreement up to the date of the Excercise Notification;

2.5.2	if applicable, the number of Additional Mezzanine Bonds already sold to Crescent pursuant to a previous exercise of the Put Option or the Call Option;

2.5.3	the number of Relevant Bonds;

2.5.4	the Exercise Price for the Relevant Bonds.

3	Payment of the Exercise Price - Transfer of ownership

3.1	Within five (5) business days following the date of the Exercise Notification, Crescent shall pay the Exercise Price to Shurgard by SWIFT wire transfer to the bank account designated by Shurgard in the Exercise Notification.

3.2	The ownership of the Relevant Bonds shall be transferred to Crescent upon receipt by Shurgard of the full amount of the Exercise Price. The Relevant Bonds shall be transferred together with all rights and obligations attaching thereto, as set out in the Additional Mezzanine Bond Subscription Agreement (and the Terms and Conditions attached thereto).

3.3	The transfer of the Relevant Bonds shall be effected through the registration of the transfer in the Issuer’s bond register. The Parties shall fully co-operate to comply with all registration and other formalities that are necessary to implement the transfer of the Relevant Bonds.

3.4	If Crescent fails to comply with its obligation to pay the Exercise Price as provided in Clause 3.1, Shurgard shall send a formal notice to Crescent (the “Formal Notice”) on or after the date of expiration of the payment due date requesting this payment within 5 (five) business days from the receipt of the Formal Notice (the “Extended Payment Due Date”).

If Crescent still fails to pay the Exercise Price on the Extended Payment Due Date, Crescent shall be liable to Shurgard for interest on the late payment of the Exercise Price accruing at a rate equal to 10 % per annum from the Extended Payment Due Date until such payment is made (“Default Interest”).

Without prejudice to the other remedies mentioned herein, if Crescent still fails to pay the Exercise Price on the Extended Payment Due Date, all dividend and liquidation rights attached to the Shares held by Crescent shall be automatically assigned to Shurgard as of the Extended Payment Due Date until Crescent has paid the Exercise Price and Default Interest. Shurgard shall be entitled to notify First Shurgard SPRL of such assignment pursuant to article 1690 of the Belgian Civil Code.

Without prejudice to the other remedies mentioned herein, if Crescent still fails to comply with its obligation to pay the Exercise Price within forty (40) business days (the “Period”) after the Extended Payment Due Date, Shurgard shall have the right to purchase (the “Purchase Option”) all or part of the Shares held by Crescent for a price per Share equal to the lower of (i) the then par value, or (ii) 90% of the Fair Market Value. To be valid, the Purchase Option must be exercised not later than three months after the Extended Payment Due Date. Notwithstanding the exercise of the Purchase Option, Crescent remains liable for the future payment of any outstanding amount of its Equity Commitment as defined in Clause 4.2.3. of the JV Agreement. Upon payment of the purchase price by Shurgard, which shall be made within one hundred eighty (180) calendar days following the determination of the purchase price, Crescent shall sell and transfer its Shares to Shurgard.

Without prejudice to the remedies mentioned in the previous paragraphs, if Crescent fails to comply with its obligation to pay the Exercise Price within the period provided in Clause 3.1, Shurgard Self Storage SCA will be discharged from its obligations under Clause 11.1 of the JV Agreement.

4	Subscription to a capital increase

4.1	Effective upon the transfer of the Relevant Bonds to Crescent in accordance with this Put and Call Option Agreement, Shurgard hereby assigns to Crescent its rights and obligations under the Share Subscription Undertaking (as defined in Clause 6 of the Additional Mezzanine Bond Subscription Agreement) with respect to the transferred Relevant Bonds.

4.2	Effective upon the transfer of the Relevant Bonds to Crescent in accordance with this Put and Call Option Agreement, Crescent hereby irrevocably assumes Shurgard’s rights and obligations under the Share Subscription Undertaking (as defined in Clause 6 of the Additional Mezzanine Bond Subscription Agreement), with respect to the transferred Relevant Bonds.

5	Term

This Put and Call Option Agreement is entered into for a fixed term commencing on the signing date of the Put and Call Option Agreement and ending one (1) month following the date on which all sums due by the Issuer under the Senior Credit Agreement have been paid and repaid.

6	Miscellaneous

6.1	Further Assurances

The Parties agree and undertake to furnish to each other such further information, to execute such other documents, and to do such other things, as the other Party may reasonably request for the purposes of carrying out the intent of this Put and Call Option Agreement.

6.2	Expenses

Save as otherwise provided herein, the each Party shall bear its own expenses incurred in connection with the preparation of this Put and Call Option Agreement and the transactions contemplated hereby, including, without limitation, legal and auditing fees and expenses.

6.3	Press Announcements

All public announcements, releases, statements and communications by any of the Parties to third persons (excluding the employees of either Party and customers) relating to this Put and Call Option Agreement shall be made only at such time and in such manner as may be prior agreed upon in writing by the Parties, unless otherwise required by law or contract. To the greatest extent practicable, the Parties shall discuss with each other the form, timing and substance of such announcements, releases, statements and communications prior to the dissemination thereof.

6.4	Notices

Any and all notices, elections or demands permitted or required to be made under this Put and Call Option Agreement must be in writing, signed by the Party giving such notice, election or demand, and must be delivered personally, transmitted by electronic means (by e-mail or facsimile) with receipt confirmed or sent by nationally reputed courier service that provides verification of delivery, to the other Party, at the address set forth below, or at such other address as may be supplied by written notice given in conformity with the terms of this Clause 6.4. The date of personal delivery or the date of e-mail or receipt, as the case may be, is the date such notice is effectively given, provided that the Parties agree that wherever practicable, and as a first option, any form of communication contemplated by this Clause 6.4. shall be transmitted by electronic means.

If to Shurgard:	To:	Shurgard Storage Centers Inc. Valley Street 1155, Suite 400 98109-4426 Seattle USA

	Attn:	Mr. Harrell L. Beck

	Telefax:	00 1-206 652.37.60

With a copy to:	To:	Shurgard Storage Centers Inc. Valley Street 1155, Suite 400 98109-4426 Seattle USA

	Attn:	General Counsel

	Telefax:	00 1-206 652.37.60

If to the Issuer:	To:	First Shurgard Finance S.à r.l. 1, rue des Glacis L-1628 Luxembourg

	Attn:	Mr. Steven De Tollenaere

	Telefax:	00 32 2 229 56 55

With a copy to:	To:	Shurgard Self Storage SCA Quai du Commerce 48 1000 Brussels Belgium

	Attn:	General Counsel

	Telefax:	00 32 2 229 56 55

If to Crescent:	To:	Crescent Euro Self Storage Investments S.à r.l. 1, rue des Glacis L-1628 Luxembourg

	Attn:	Mr. Henry Thompson and Mrs. Emira Socorro

	Telefax:	00 973 218 333

6.5	Severability

If any provision of this Put and Call Option Agreement shall be held invalid or unenforceable in whole or in part, then such provision shall be ineffective to the extent of such invalidity or unenforceability, without invalidating the remaining provisions of this Put and Call Option Agreement. In this event, the Parties shall cooperate to achieve the intended purpose of such provision, to the extent legally permissible.

6.6	Assignment

This Put and Call Option Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Except as otherwise expressly permitted in the Put and Call Option Agreement, the Parties may not, directly or indirectly, assign or transfer this Put and Call Option Agreement or any right, obligation or interest herein in whole or in part without the prior written consent of the other Parties in each instance and unless the assignee or transferee shall have assumed in writing all the duties and obligations of the transferee. Upon such assignment or transfer, the transferor shall remain primarily liable hereunder unless otherwise expressly provided in this Put and Call Option Agreement.

6.7	Governing Law

This Put and Call Option Agreement shall be governed by and construed in accordance with Belgian law.

6.8	Arbitration

6.8.1	All disputes arising in connection with this Put and Call Option Agreement, and which Parties are unable to settle amicably shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators, all appointed by the International Court of Arbitration of the International Chamber of Commerce in accordance with the Rules (the “Court”).

The arbitration shall be held in Geneva. The proceedings and award shall be in the English language.

Every arbitrator must be and remain independent of any person that is a party to this Put and Call Option Agreement or any of the Relevant Agreements (as defined in the JV Agreement), even if such party is not actually a party to the arbitration proceedings being conducted under this present Clause 6.8.

6.8.2	All Parties to this Put and Call Option Agreement hereby acknowledge that the subject matter of the Relevant Agreements has a close inter-relationship.

6.8.3	In order to ensure that all disputes in connection with any of the Relevant Agreements are resolved in a uniform and compatible manner, the Parties to this Agreement agree to procure that the procedures set out in Clause 17.10.3 of the JV Agreement shall be complied with.

6.8.4	The Parties hereby agree not to seek judicial review of any award made pursuant to this Clause 6.8. They specifically and irrevocably exclude their right to seek judicial review of the award on all the grounds listed in article 190 (2) of the Swiss Conflict of Laws Statute.

6.9	Counterparts

This Agreement may be executed in five (5) counterparts and all those counterparts taken together shall be deemed to constitute one and the same instrument.

[NEXT PAGE IS SIGNATURE PAGE]

Done in Brussels, on 21 February 2005, in five (5) originals. Each Party, Société Générale and First Shurgard Finance S.à r.l. acknowledge receipt of their own original.

Shurgard Storage Centers Inc.:		Crescent Euro Self Storage Investments S.à r.l.:

Name:	Kris Van Mieghem	Name:	Henry Thompson
Title:	Attorney-in-fact	Title:	Manager

For acknowledgement and approval of Clauses 4 and 6.4 of this Put and Call Option Agreement:

First Shurgard Finance S.à r.l.:

Name:	Steven De Tollenaere
Title:	Manager

For acknowledgement and approval of Clause 4 of this Put and Call Option Agreement:

Société Générale:

Name:	Judith Zimmermann
Title:

For approval and acceptance of the benefit of Clause 3.4, pursuant to article 1121 of the Belgian Civil Code:

Shurgard Self Storage SCA:

Name:	Steven De Tollenaere
Title:	Attorney-in-fact

ANNEX 1

COPY OF THE ADDITIONAL MEZZANINE BOND SUBSCRIPTION AGREEMENT